FOR IMMEDIATE RELEASE

Advantage Solutions Reports Fourth Quarter and Full Fiscal Year 2020 Financial Results Above
Prior Outlook and Raises 2021 Adjusted EBITDA Expectation

Irvine, CA, March 16, 2021 – Advantage Solutions Inc. (NASDAQ: ADV) (“Advantage,” the “Company,” “we” or “our”), the leading provider of outsourced sales and marketing services to consumer goods manufacturers and retailers, today reported financial results for its fiscal fourth quarter and full fiscal year ended December 31, 2020.

“2020 was a test for us all. And it was a difficult one - characterized by high uncertainty, rapid change and a challenging operating environment brought on by the COVID-19 pandemic,” said Tanya Domier, Chief Executive Officer of Advantage. “But we passed this challenging test with flying colors – no doubt finishing near the top of the grading curve. I couldn’t be more proud of the way our associates were able to quickly pivot and adapt to help our clients with the unique challenges brought about by the pandemic; managing the urgent needs of the present while continuing to make progress in building the business to support the important needs of tomorrow,” Domier added.

“Despite a 17% decline in revenues that resulted from large portions of our business being temporarily suspended or otherwise impacted by the pandemic, we were able to navigate to an Adjusted EBITDA decline of only 3% in 2020, delivering $487 million of Adjusted EBITDA for the year. This exceeded the top end of the 2020 outlook we provided on our Q3 earnings call of $480 to $485 million, which we had already revised upwards from the $475 million estimate we communicated as part of our merger with Conyers Park II. The resiliency of our nimble business model and the quality of our team’s ability to manage the business prudently in challenging times – quickly re-aligning resources and expenses in response to the new operating reality brought about by the pandemic – was on full display in 2020.”

“We are proud of the progress we made in the fourth quarter. While the impact from COVID-19 remains a significant short-term headwind for portions our business, we continue to see sequential revenue improvement across our portfolio and are making considerable progress in our recovery from COVID-19 lows,” Domier commented.

“As we look forward, we’re pleased with the progress we continue to make in returning COVID-impacted operations to normal and are excited about the opportunities our platform allows us to pursue to help brands and retailers win and solve new problems as we all emerge from the worst of the pandemic. We’ve never been more important and valuable partners to our brands and retailers than we are today. As a result, we are raising our 2021 Adjusted EBITDA outlook from the $515 million we shared last year as part of the Conyers Park II merger to $515 to $525 million,” Domier noted.

“Importantly, I’d like to thank our associates. Our team has worked tirelessly in-stores and at-home to serve our clients, customers and communities with best-in-class service. We are grateful that we’re able to support communities in need during these trying times by making sure food and essential products from our brand and retailer partners are available to consumers in-store and online,” Domier added.

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Fourth Quarter 2020 Highlights

•	Revenues were $850.4 million for the fourth quarter of 2020, representing a decline of $162.5 million, or 16.0%, from the fourth quarter of 2019 revenues of $1,012.9 million, but sequential growth of $66.0 million, or 8.4%, from the third quarter of 2020.
•	Operating loss was $53.0 million for the fourth quarter of 2020, representing a decline of $127.0 million from the fourth quarter of 2019 operating income of $74.0 million.
•	Net loss was $138.9 million for the fourth quarter of 2020, representing a decline of $153.7 million from the fourth quarter of 2019 net income of $14.8 million.
•	Adjusted EBITDA was $132.5 million for the fourth quarter of 2020, representing a decline of $11.8 million, or 8.2%, from the fourth quarter of 2019 Adjusted EBITDA of $144.3 million.
•	Adjusted Net Income was $51.7 million for the fourth quarter of 2020, representing a decline of $8.9 million, or 14.7%, from the fourth quarter of 2019 Adjusted Net Income of $60.6 million.

Fourth quarter 2020 revenues declined $162.5 million, or 16.0%, to $850.4 million compared to $1,012.9 million for the fourth quarter of 2019. The year-over-year decline in revenues was driven by a $193.1 million decline in the marketing segment, partially offset by $30.7 million of growth in the sales segment. The fourth quarter’s decline in the marketing segment was primarily the result of the Company’s in-store sampling business which remains limited in operations due to the COVID-19 pandemic. While in-store sampling programs began to return to stores in the third quarter of 2020, the business is still early in its return to full operation and remains materially below 2019 levels. The growth in the sales segment was primarily the result of strength in the traditional channel and e-commerce services which continue to benefit from elevated at-home consumption and adoption of high growth e-commerce services.

Importantly, however, fourth quarter revenues of $850.4 million represented a sequential improvement of $66.0 million, or 8.4%, over the third quarter of 2020. This improvement was primarily driven by the continued recovery in services experiencing temporary headwinds from the COVID-19 pandemic, including the international joint venture in the sales segment and the in-store sampling operations in the marketing segment. Our strong sequential growth was also supported by continued strength in the traditional channel and e-commerce services in the sales segment and digital marketing.

Fourth quarter 2020 Adjusted EBITDA declined $11.8 million, or 8.2%, to $132.5 million compared to $144.3 million for the fourth quarter of 2019. The year-over-year decline in Adjusted EBITDA was primarily driven by the declines in revenues in the marketing segment related to the temporary suspension of in-store sampling programs during the pandemic and increased recruiting and personnel-related expense incurred to stand up operations for new services, partially offset by contribution from growth in revenues in the sales segment.

Fourth quarter 2020 operating income declined $127.0 million to a loss of $53.0 million compared to operating income of $74.0 million for the fourth quarter of 2019. The year-over-year decline in operating income was driven primarily by the decline in revenues in the marketing segment and certain non-recurring expenses associated with our merger with Conyers Park II.

Fourth quarter 2020 net income declined $153.7 million to a loss of $138.9 million compared to net income of $14.8 million for the fourth quarter of 2019. The year-over-year decline in net income was primarily driven by lower operating income as described above and higher interest expense, which was impacted by non-recurring debt extinguishment costs primarily associated with our merger with Conyers Park II.

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Fourth quarter 2020 Adjusted Net Income declined $8.9 million, or 14.7%, to $51.7 million compared to $60.6 million for the fourth quarter of 2019. The year-over-year decline in Adjusted Net Income was primarily driven by the decline in revenues in the marketing segment, and is adjusted for non-recurring items incurred as part of our merger with Conyers Park II.

Fiscal Year 2020 Highlights

•	Revenues were $3.2 billion for fiscal 2020, representing a decline of $629.4 million, or 16.6%, from fiscal 2019 revenues of $3.8 billion.
•	Operating income was $67.0 million for fiscal 2020, representing a decline of $146.7 million, or 68.6%, from fiscal 2019 operating income of $213.7 million.
•	Net loss was $161.7 million for fiscal 2020, representing an increase of $141.9 million from fiscal 2019 net loss of $19.8 million.
•	Adjusted EBITDA was $487.2 million for fiscal 2020, representing a decline of $16.9 million, or 3.3%, from fiscal 2019 Adjusted EBITDA of $504.0 million.
•	Adjusted Net Income was $183.0 million for fiscal 2020, representing growth of $13.9 million, or 8.2%, from fiscal 2019 Adjusted Net Income of $169.1 million.

Fiscal 2020 revenues declined $629.4 million, or 16.6%, to $3.2 billion compared to $3.8 billion for fiscal 2019. The year-over-year decline in revenues was driven by a $735.3 million decline in the marketing segment, partially offset by $105.9 million of growth in the sales segment. The fiscal 2020 decline in the marketing segment was primarily the result of the temporary suspension of the Company’s in-store sampling services in response to the COVID-19 pandemic. The fiscal 2020 growth in the sales segment was primarily the result of strength in headquarter sales and retail merchandising activities in traditional and e-commerce channels as a result of incremental at-home consumption during the COVID-19 pandemic and increased adoption of new services.

Fiscal 2020 Adjusted EBITDA declined $16.9 million, or 3.3%, to $487.2 million compared to $504.0 million for fiscal 2019. The year-over-year decline in Adjusted EBITDA was primarily driven by the declines in the marketing segment related to the temporary suspension of in-store sampling programs during the pandemic, partially offset by growth in the sales segment.

Fiscal 2020 operating income declined $146.7 million, or 68.6%, to $67.0 million compared to $213.7 million for fiscal 2019. The year-over-year decline in operating income was driven by a decline in revenues in the marketing segment and non-recurring expenses primarily associated with our merger with Conyers Park II and the exit of certain lease obligations, partially offset by the growth in revenues in the sales segment.

Fiscal 2020 net loss increased $141.9 million to a loss of $161.7 million compared to a loss of $19.8 million for fiscal 2019. The year-over-year decline in net income was primarily driven by lower operating income and higher interest expense which were impacted by non-recurring expenses primarily associated with our merger with Conyers Park II, partially offset by favorability associated with a benefit from income taxes.

Fiscal 2020 Adjusted Net Income grew $13.9 million, or 8.2%, to $183.0 million compared to $169.1 million for fiscal 2019. The year-over-year growth in Adjusted Net Income was primarily driven by the decrease in interest expense after adjusting for non-recurring costs incurred as part of our merger with Conyers Park II offset by the decline in the marketing segment and increase in provision for income taxes after adjusting for non-recurring costs incurred as part of our merger with Conyers Park II.

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Successful Business Combination and Balance Sheet Highlights

Advantage Solutions and Conyers Park II Acquisition Corp. (“Conyers Park II”), a publicly traded special purpose acquisition company, successfully completed their merger on October 28, 2020. Proceeds from the merger and the related equity raise and debt refinancing transactions were primarily used to repay the existing borrowings of the Company. In connection with the closing of the merger with Conyers Park II, the Company completed its previously announced debt refinancing. Net Debt outstanding was reduced to approximately $2 billion. The post-combination debt capitalization of the Company consists primarily of a $400 million revolving credit facility, a $1,325 million first lien term loan facility, and $775 million of senior secured notes.

As of December 31, 2020, the Company’s cash and cash equivalents balance was $204 million, total debt was $2,154 million and Net Debt was $1,949 million. This represents a fiscal 2020 Net Debt to Adjusted EBITDA ratio of 4.0x.

COVID-19 Update

Advantage continues to monitor the impact of the COVID-19 pandemic on its business and remains focused on: ensuring its ability to safeguard the health of its employees, maintaining high service levels for brand and retailer clients so that essential products are available to consumers in-store and online, and preserving financial liquidity to mitigate the uncertainty caused by the pandemic.

The COVID-19 pandemic continues to benefit the Company’s sales segment.

The Company’s headquarter sales and retail merchandising services in traditional and e-commerce channels have generally continued to experience an uplift in the fourth quarter of 2020, driven by increased at-home consumption. This offsets softness in the Company’s foodservice and international joint venture operations. The Company’s foodservice operations continue to be negatively impacted by lower away-from-home demand resulting from the impact of the COVID-19 pandemic on various channels, including restaurants, education and travel and lodging. The Company’s international joint venture continues to be negatively impacted by activity restrictions implemented in the European geographies in which it operates.

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The COVID-19 pandemic continues to be a material temporary headwind in the marketing segment.

The Company’s in-store sampling business, the largest division in the marketing segment, continues to be negatively impacted by activity restrictions implemented in partnership with retailer clients in order to protect the health and safety of associates and consumers during the pandemic. In-store sampling event activity resumed in a safe and limited manner in the third quarter of 2020 and has continued its measured recovery towards pre-COVID levels throughout the fourth quarter of 2020.

The Company expects the COVID-19 pandemic will continue to impact its various businesses through at least the first half of 2021. This is based on the belief that a certain degree of restrictions on mobility and activities are likely to remain in place until such time as vaccines can be broadly distributed and administered.

Fiscal Year 2021 Outlook

The Company expects Adjusted EBITDA for fiscal year 2021 to be between $515 and $525 million, an increase from the $515 million it previously provided as part of the merger with Conyers Park II. The increase to forecasted Adjusted EBITDA reflects the expectation that the current COVID-19 related impacts to the business continue through the first half of 2021, with a return towards normal operations in the second half of the year based on expected easing of COVID-19 related restrictions and a gradual re-opening of the economy. As such, the Company expects the COVID-19 related operating headwinds in the in-store sampling, foodservice and international businesses to continue through the first half of 2021, partially offset by continued strength in the sales segment’s services in traditional and e-commerce channels.

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Conference Call Details

Advantage will host a conference call at 5:00 p.m. ET on March 16, 2021 to discuss the Company’s fourth quarter and fiscal year 2020 financial performance and business outlook. To participate, please dial (877) 407-4018 within the United States or (201) 689-8471 outside the United States approximately 10 minutes before the scheduled start of the call. The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Advantage website at https://ir.advantagesolutions.net/

A replay of the conference call will be available online at https://ir.advantagesolutions.net/. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (844) 512-2921 within the United States or (412) 317-6671 outside the United States. The replay ID is 13715926.

About Advantage Solutions

Advantage Solutions is a leading business solutions provider committed to driving growth for consumer goods manufacturers and retailers through winning insights and execution. Advantage’s data and technology-enabled omnichannel solutions — including sales, retail merchandising, business intelligence, digital commerce and a full suite of marketing services — help brands and retailers across a broad range of channels drive consumer demand, increase sales and achieve operating efficiencies. Headquartered in Irvine, California, Advantage has offices throughout North America and strategic investments in select markets throughout Africa, Asia, Australia and Europe through which it services the global needs of multinational, regional and local manufacturers. For more information, please visit advantagesolutions.net.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected future performance of Advantage’s business. Forward-looking statements generally relate to future events or Advantage’s future financial or operating performance. These forward-looking statements generally are identified by the words “may,” “should,” “expect,” “intend,” “will,” “would,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the COVID-19 pandemic and the measures taken in response thereto; the availability, acceptance, administration and effectiveness of any COVID-19 vaccine; changes to labor laws or wage or job classification regulations, including minimum wage, or other market-driven wage changes; Advantage’s ability to continue to generate significant operating cash flow; client procurement strategies and consolidation of Advantage’s clients’ industries creating pressure on the nature and pricing of its services; consumer goods manufacturers and retailers reviewing and changing their sales, retail, marketing, and technology programs and relationships; Advantage’s ability to successfully develop and maintain relevant omni-channel services for our clients in an evolving industry and to otherwise adapt to significant technological change; Advantage’s ability to effectively remediate material weaknesses and maintain proper and effective internal controls in the future; potential and actual harms to Advantage’s business arising from the Take 5 Matter; Advantage’s substantial indebtedness and our ability to refinance at favorable rates; and other risks and uncertainties set forth in the section titled “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 16, 2021 and in its other filings made from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Advantage assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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Non-GAAP Financial Measures and Related Information

This press release includes certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Net Income and Net Debt. These are not measures of financial performance calculated in accordance with GAAP and may exclude items that are significant in understanding and assessing Advantage’s financial results. Therefore, these measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP, and should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that Advantage’s presentation of these measures may not be comparable to similarly-titled measures used by other companies. Reconciliations of historical non-GAAP measures to their most directly comparable GAAP counterparts are included below.

Advantage believes these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to Advantage’s financial condition and results of operations. Advantage believes that the use of Adjusted EBITDA, Adjusted Net Income and Net Debt provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Advantage’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. Additionally, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore Advantage’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Adjusted EBITDA means net income (loss) before (i) interest expense, net, (ii) (benefit from) provision for income taxes, (iii) depreciation, (iv) impairment of goodwill and indefinite-lived assets, (v) amortization of intangible assets, (vi) private equity sponsors’ management fees and equity-based compensation expense, (vii) fair value adjustments of contingent consideration related to acquisitions, (viii) acquisition-related expenses, (ix) costs associated with COVID-19, net of benefits received, (x) EBITDA for economic interests in investments, (xi) restructuring expenses, (xii) litigation expenses, (xiii) (Recovery from) loss on Take 5, (xiv) costs associated with the Take 5 Matter and (xv) other adjustments that management believes are helpful in evaluating our operating performance.

Adjusted Net Income means net (loss) income before (i) impairment of goodwill and indefinite-lived assets, (ii) amortization of intangible assets, (iii) private equity sponsors’ management fees and equity-based compensation expense, (iv) fair value adjustments of contingent consideration related to acquisitions, (v) acquisition-related expenses, (vi) costs associated with COVID-19, net of benefits received, (vii) EBITDA for economic interests in investments, (viii) restructuring expenses, (ix) litigation expenses, (x) (Recovery from) loss on Take 5, (xi) deferred financing fees, (xii) costs associated with the Take 5 Matter, (xiii) other adjustments that management believes are helpful in evaluating our operating performance, and (xiv) related tax adjustments.

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Net Debt represents the sum of current portion of long-term debt and long-term debt, less cash and cash equivalents and debt issuance costs. With respect to Net Debt, cash and cash equivalents are subtracted from the GAAP measure, total debt, because they could be used to reduce the debt obligations.

This press release also includes certain estimates and projections of Adjusted EBITDA, including with respect to expected fiscal 2021 results. Due to the high variability and difficulty in making accurate estimates and projections of some of the information excluded from Adjusted EBITDA, together with some of the excluded information not being ascertainable or accessible, Advantage is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated or projected comparable GAAP measures is included and no reconciliation of such forward-looking non-GAAP financial measures is included.

Reconciliation of GAAP to Non-GAAP Historical Financial Measures

Results of Operations for the Three and Twelve Months Ended December 31, 2020 and 2019

	Three Months Ended December 31,
(amounts in thousands)	2020		2019

Revenues	$850,387	100.0%	$1,012,876	100.0%
Cost of revenues	669,506	78.7%	840,102	82.9%
Selling, general, and administrative expenses	172,802	20.3%	40,587	4.0%
Recovery from Take 5	—	0.0%	—	0.0%
Depreciation and amortization	61,085	7.2%	58,149	5.7%
Total expenses	903,393	106.2%	938,838	92.7%
Operating (loss) income	(53,006)	(6.2)%	74,038	7.3%
Interest expense, net	82,486	9.7%	53,606	5.3%
(Loss) income before income taxes	(135,492)	(15.9)%	20,432	2.0%
Provision for income taxes	3,383	0.4%	5,630	0.6%
Net (loss) income	$(138,875)	(16.3)%	$14,802	1.5%
Other Financial Data
Adjusted Net Income(1)	$51,711	6.1%	$60,614	6.0%
Adjusted EBITDA(2)	$132,527	15.6%	$144,298	14.2%

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	Year Ended December 31,
(amounts in thousands)	2020		2019

Revenues	$3,155,671	100.0%	$3,785,063	100.0%
Cost of revenues	2,551,485	80.9%	3,163,443	83.6%
Selling, general, and administrative expenses	306,282	9.7%	175,373	4.6%
Recovery from Take 5	(7,700)	(0.2)%	—	0.0%
Depreciation and amortization	238,598	7.6%	232,573	6.1%
Total expenses	3,088,665	97.9%	3,571,389	94.4%
Operating income	67,006	2.1%	213,674	5.6%
Interest expense, net	234,044	7.4%	232,077	6.1%
Loss before income taxes	(167,038)	(5.3)%	(18,403)	(0.5)%
(Benefit from) provision for income taxes	(5,331)	(0.2)%	1,353	0.0%
Net loss	$(161,707)	(5.1)%	$(19,756)	(0.5)%
Other Financial Data
Adjusted Net Income(1)	$182,969	5.8%	$169,109	4.5%
Adjusted EBITDA(2)	$487,175	15.4%	$504,031	13.3%

(1)	We present Adjusted Net Income because we use it as a supplemental measure to evaluate the performance of our business in a way that also considers our ability to generate profit without the impact of items that we do not believe are indicative of our operating performance or are unusual or infrequent in nature and aid in the comparability of our performance from period to period. Adjusted Net Income should not be considered as an alternative for our most directly comparable measure presented on a GAAP basis.

(2)	We present Adjusted EBITDA because it is a key operating measure used by us to assess our financial performance. This measure adjusts for items that we believe do not reflect the ongoing operating performance of our business, such as certain noncash items, unusual or infrequent items or items that change from period to period without any material relevance to our operating performance. We evaluate this measure in conjunction with our results according to GAAP because we believe it provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. Furthermore, the agreements governing our indebtedness contain covenants and other tests based on measures substantially similar to Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative for our most directly comparable measure presented on a GAAP basis.

A reconciliation of net (loss) income to Adjusted Net Income is provided in the following table:

	Three Months Ended December 31,
	2020	2019
(in thousands)
Net loss	$(138,875)	$14,802
Less: Net income attributable to noncontrolling interest	405	767
Add:
Sponsors’ management fee and equity-based compensation expense(a)	88,630	2,894
Fair value adjustments related to contingent consideration related to acquisitions(b)	11,328	(3,156)
Acquisition-related expenses(c)	36,750	8,714
Restructuring expenses(d)	(258)	2,112
Litigation expenses(e)	(593)	3,500
Amortization of intangible assets(f)	50,264	47,030
Costs associated with COVID-19, net of benefits received(g)	(10,546)	—
Deferred financing fees(h)	41,428	—
Costs associated with the Take 5 Matter(i)	809	1,376
Tax adjustments related to non-GAAP adjustments(j)	(26,821)	(15,891)
Adjusted Net Income	$51,711	$60,614

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	Year Ended December 31,
	2020	2019
(in thousands)
Net loss	$(161,707)	$(19,756)
Less: Net income attributable to noncontrolling interest	736	1,416
Add:
Impairment of goodwill and indefinite-lived assets	—	—
Sponsors’ management fee and equity-based compensation expense(a)	98,119	7,960
Fair value adjustments related to contingent consideration related to acquisitions(b)	13,367	1,516
Acquisition-related expenses(c)	50,823	31,476
Restructuring expenses(d)	39,770	5,385
Litigation expenses(e)	1,980	3,500
Amortization of intangible assets(f)	193,543	189,881
Costs associated with COVID-19, net of benefits received(g)	(11,954)	—
Deferred financing fees(h)	41,428	—
(Recovery from) loss on Take 5	(7,700)	—
Costs associated with the Take 5 Matter(i)	3,628	16,368
Tax adjustments related to non-GAAP adjustments(j)	(77,592)	(65,805)
Adjusted Net Income	$182,969	$169,109

A reconciliation of net (loss) income to Adjusted EBITDA is provided in the following table:

	Three Months Ended December 31,
	2020	2019
(in thousands)
Net loss	$(138,875)	$14,802
Add:
Interest expense, net	82,486	53,606
(Benefit from) provision for income taxes	3,383	5,630
Depreciation and amortization	61,085	58,149
Sponsors’ management fee and equity-based compensation expense(a)	88,630	2,894
Fair value adjustments related to contingent consideration related to acquisitions(b)	11,328	(3,156)
Acquisition-related expenses(c)	36,750	8,714
EBITDA for economic interests in investments(k)	(1,672)	(3,329)
Restructuring expenses(d)	(258)	2,112
Litigation expenses(e)	(593)	3,500
Costs associated with COVID-19, net of benefits received(g)	(10,546)	—
Costs associated with the Take 5 Matter(i)	809	1,376
Adjusted EBITDA	$132,527	$144,298

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	Year Ended December 31,
	2020	2019
(in thousands)
Net loss	$(161,707)	$(19,756)
Add:
Interest expense, net	234,044	232,077
(Benefit from) provision for income taxes	(5,331)	1,353
Depreciation and amortization	238,598	232,573
Impairment of goodwill and indefinite-lived assets	—	—
Sponsors’ management fee and equity-based compensation expense(a)	98,119	7,960
Fair value adjustments related to contingent consideration related to acquisitions(b)	13,367	1,516
Acquisition-related expenses(c)	50,823	31,476
EBITDA for economic interests in investments(k)	(6,462)	(8,421)
Restructuring expenses(d)	39,770	5,385
Litigation expenses(e)	1,980	3,500
Costs associated with COVID-19, net of benefits received(g)	(11,954)	—
(Recovery from) loss on Take 5	(7,700)	—
Costs associated with the Take 5 Matter(i)	3,628	16,368
Adjusted EBITDA	$487,175	$504,031

(a)	Represents the management fees and reimbursements for expenses paid to certain of our private equity sponsors (or certain of the management companies associated with them or their advisors) pursuant to management services agreements. Also represents expenses related to (i) equity-based compensation expense associated with grants of Common Series D Units of Karman Topco L.P. made to one of our private equity sponsors, (ii) equity-based compensation expense associated with the Common Series C Units of Karman Topco L.P. as a result of the merger with Conyers Park II, (iii) compensation amounts associated with our Management Incentive Plan originally scheduled for potential payment in March 2022 that were accelerated and terminated as part of the merger with Conyers Park II, and (iv) compensation amounts associated with the anniversary payments to Tanya Domier. Ms. Domier’s anniversary payments were accelerated as part of the Transactions.
(b)	Represents adjustments to the estimated fair value of our contingent consideration liabilities related to our acquisitions, excluding the present value accretion recorded in interest expense, net, for the applicable periods. See Note 6 to our audited consolidated financial statements for the year ended December 31, 2020 and 2019.
(c)	Represents fees and costs associated with activities related to our acquisitions and restructuring activities related to our equity ownership, including professional fees, due diligence and integration activities.
(d)	Represents fees and costs associated with various internal reorganization activities among our consolidated entities. The decrease for the three months ended December 31, 2020 relates primarily to the non-cash settlement of lease liabilities.
(e)	Represents legal settlements that are unusual or infrequent costs associated with our operating activities.
(f)	Represents the amortization of intangible assets recorded in connection with Karman Topco L.P.’s acquisition of our business in 2014 and our other acquisitions.
(g)	Represents (i) costs related to implementation of strategies for workplace safety in response to COVID-19, including employee-relief fund, additional sick pay for front-line associates, medical benefit payments for furloughed associates, and personal protective equipment; and (ii) benefits received from government grants for COVID-19 relief.
(h)	Represents fees associated with our revolving credit facility, first lien term loan facility and senior secured notes. For additional information, refer to Note 7 – Debt of our audited consolidated financial statements for the year ended December 31, 2020.
(i)	Represents costs associated with investigation and remediation activities related to the Take 5 Matter, primarily, professional fees and other related costs.
(j)	Represents the tax provision or benefit associated with the adjustments above, taking into account our applicable tax rates, after excluding adjustments related to items that do not have a related tax impact.
(k)	Represents additions to reflect our proportional share of Adjusted EBITDA related to our equity method investments and reductions to remove the Adjusted EBITDA related to the minority ownership percentage of the entities that we fully consolidate in our financial statements.

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A reconciliation of total debt to Net Debt is provided in the following table:

(in millions)	December 31, 2020
Current portion of long-term debt	$63.7
Long-term debt, net of current portion	2,029.3
Total Debt	2,093.0
Less:
Debt issuance costs	(60.5)
Cash and cash equivalents	204.3
Total Net Debt (a)	$1,949.2

(a)	We present Net Debt because we believe the non-GAAP measure provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and to evaluate changes to our capital structure and credit quality assessment.

Contacts:

Dan Riff

Chief Investor Relations & Strategy Officer

Advantage Solutions

Dan Morrison

Senior Vice President, Finance & Operations

Advantage Solutions

Kevin Doherty

Solebury Trout

Managing Director

Investorrelations@advantagesolutions.net

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